                                                                      EXHIBIT 11
                           ACT MANUFACTURING, INC.

              Computation of Net Income (Loss) Per Common Share

               Three and Six Months Ended June 30, 1999 and 1998
                     (in thousands except per share data)
                                  (unaudited)

                                                                        Three Months Ended
                                                                        ------------------
                                                                         1999        1998
                                                                        ------      ------
BASIC NET INCOME PER COMMON SHARE:
    Net income as reported..........................................    $ 2,177     $   86
    Weighted average number of common shares outstanding:
       Common Stock.................................................      9,090      9,063
                                                                        -------     ------
       Basic net income per common share............................    $  0.24     $  .01
                                                                        =======     ======
DILUTED NET INCOME PER COMMON SHARE:
    Net income as reported..........................................    $ 2,177     $   86
    Weighted average number of common shares outstanding:
       Common Stock.................................................      9,090      9,063
       Effect of stock options......................................        363        120
                                                                        -------     ------
          Total.....................................................      9,453      9,183
                                                                        -------     ------
       Diluted net income per common share..........................    $  0.23     $  .01
                                                                        =======     ======

                                                                         Six Months Ended
                                                                         ----------------
                                                                          1999      1998
                                                                         ------    ------
BASIC NET INCOME (LOSS) PER COMMON SHARE:
    Net income (loss) as reported ..................................    $ 4,043    $ (1,040)
    Weighted average number of common shares outstanding:
       Common Stock.................................................      9,079       9,063
                                                                        -------    --------
       Basic net income (loss) per common share.....................    $   .45    $   (.11)
                                                                        =======    ========

DILUTED NET INCOME (LOSS) PER COMMON SHARE:
    Net income (loss) as reported...................................    $ 4,043    $ (1,040)
    Weighted average number of common shares outstanding:
       Common Stock.................................................      9,079       9,063
       Effect of stock options......................................        399         ---
                                                                        -------    --------
          Total.....................................................      9,478       9,063
                                                                        -------    --------
    Diluted net income (loss) per common share......................    $   .43    $  ( .11)
                                                                        =======    ========